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                                                                   Exhibit 10.17



                     SEVERANCE AGREEMENT AND GENERAL RELEASE

         This Severance Agreement and General Release ("Agreement") is entered into this 15th day of January, 1998, by and between Mark M. Culwell ("Employee") and Lexford Residential Trust (the "Company").

         WHEREAS, Employee is currently employed by the Company as Senior Vice President of Asset Management; and

         WHEREAS, Employee's position is being eliminated as a result of the reorganization of the Company's Asset Management department; and

         WHEREAS, both Employee and the Company desire to resolve any differences and disputes now pending, or which may arise in the future with respect to Employee's employment, compensation therefor, and termination thereof.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby acknowledge and voluntarily agree as follows:

         1. Termination of Employment; Resignation. Employee's employment with the Company will terminate on January 15, 1999. Employee, simultaneous with, and by means of the execution and delivery hereof, hereby tenders his resignation, effective January 15, 1999, as Senior Vice President of Asset Management of the Company, which resignation the Company has accepted. To the extent not covered by the aforementioned resignation, this Agreement shall serve as Employee's resignation from all positions with any of the Company's subsidiaries or affiliated partnerships.

         2. Severance Pay and Benefits. The Company will provide Employee the following:

                  (a) Nine (9) months (the "Severance Period") of compensation at Employee's base rate of salary, less applicable taxes and withholding, which the Company will pay in roughly equal installments on the Company's regularly occurring paydays; provided, however, that the Company will commence paying such installments no earlier than the later of: (i) seven (7) days after Employee signs this Agreement; or
         (ii) Employee's last day of employment with the Company.

                  (b) Payment for any earned and unused Paid Time Off (PTO), pursuant to the Company's PTO policy; provided, however, that the Company will pay such amount to Employee in a lump sum no earlier than the later of: (i) seven (7) days after Employee signs this Agreement; or (ii) Employee's last day of employment with the Company.

                  (c) Health care and dental coverage under the Company's group health and dental insurance program, under the same terms and conditions as such benefits are



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         provided to other employees of the Company, through January 15, 1999.
         Any continuation of group insurance beyond January 15, 1999 will be in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA). If Employee elects coverage under COBRA, the Company will reimburse Employee for the employer portion of the monthly premium during the Severance Period. After the Severance Period, there will be no reimbursement for such coverage.

                  (d) Three (3) months outplacement services through Right Associates. Such services will include, but are not limited to, career assessment, determination of career objectives, career transition campaign design, career transition campaign execution, financial consulting, and support services.

                  (e) Any vested 401(k) benefits, pursuant to the provisions of the Company's 401(k) Savings Plan.

                  (f) The right to exercise any vested options to purchase the Company's common shares; provided, that such options must be exercised by Employee on or before January 15, 1999.

         3. Employee's Release of the Company. In consideration of the mutual agreements and covenants set forth herein, Employee hereby completely and irrevocably discharges and releases the Company, its officers, trustees, employees, agents, shareholders, subsidiaries, affiliates, or related entities, predecessors, successors, and assigns from any and all claims, demands, actions, charges, causes of action and/or liabilities whatsoever involving any matter arising out of or in any way related, directly or indirectly, to Employee's employment with the Company, compensation therefor or the termination thereof, including, but not limited to, any claim of unpaid compensation, emotional distress, wrongful discharge, breach of contract, and employment discrimination in violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., [Ohio Revised Code Chapter 4112], and any other federal, state or municipal fair employment practice or discrimination laws, statutes or ordinances, arising at any time prior to and including the effective date of this Agreement, including without limitation, any claim, demand, action, charge, cause of action and/or liability whatsoever for or on account of any and all matters that are or might have been the subject matter of or that are or might have been referred to, or in any way involved with the facts, recitals and circumstances incorporated by reference in this Agreement. Further, Employee hereby waives any claim against the Company for attorneys fees, expenses and costs related to the claims, demands, actions, charges, causes of action and/or liabilities set forth in this Paragraph. Specifically excepted from this release, however, are the rights and obligations of Employee and the Company expressly set forth in this Agreement.

         4. Full Compensation. Employee and the Company agree that except as provided for in this Agreement, all compensation and other payments due as a result of Employee's employment with the Company have been paid in full and that Employee is not entitled to any additional salary, bonus, or other payments whatsoever.



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         5. Miscellaneous. Employee and the Company hereby further acknowledge:

                  (a) That each has been afforded the opportunity to review and consider the terms of this Agreement, for a period of at least twenty-one (21) days;

                  (b) That each understands, and has had the opportunity to receive counsel regarding, their respective rights, obligations, and liabilities;

                  (c) To the extent Employee has taken less than twenty-one (21) days to consider this Agreement, Employee acknowledges that Employee has had sufficient time to consider this Agreement and to consult with counsel and that Employee does not desire additional time;

                  (d) That nothing in this Agreement is or will be construed as an admission by Employee or the Company of any breach of agreement or any intentional or unintentional wrongdoing of any nature;

                  (e) That neither Employee nor the Company has made any representations concerning the terms or effects of this Agreement other than those contained in this Agreement, it being clearly understood that this Agreement may not be modified or terminated orally;

                  (f) That the terms of this Agreement are not effective or enforceable until seven (7) days after its execution, during which period Employee may revoke this Agreement; and

                  (g) That the benefits provided Employee herein are in excess of the benefits that Employee would otherwise be entitled to receive.

         6. Acceptance of Agreement. Upon signing this Agreement, Employee will immediately deliver a signed original of this Agreement and all Company property currently in Employee's possession to Leslie Fox at Lexford Residential Trust at 6954 Americana Parkway, Reynoldsburg, Ohio 43068.

         7. Continued Availability and Cooperation.

                  (a) Employee shall cooperate fully with Company by way of providing factual information and data relevant to matters he worked on as an employee of Company as well as with Company's counsel in connection with any future actual or threatened litigation or administrative proceeding involving Company, its affiliated, related or subsidiary entities, its officers, directors, shareholders, employees, agents and representatives, and its successors or assigns that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Employee's employment by Company (or any of its predecessors-in-interest).



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                  (b) Employee shall be reimbursed by Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with any such cooperation required under Section 7(a) above, which Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any third party with whom Employee has a business relationship that provides remuneration to Employee. Employee shall not unreasonably withhold his availability for such cooperation.

         8. Nondisparagement and Confidentiality.

                  (a) Employee agrees not to disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company or any of the Company's subsidiaries, affiliates or related entities, the Company's customer lists, product research, pricing information, trade secrets, or any other information that would provide the Company's competitors with information about the Company's methods, goals, or customers, it being acknowledged by Employee that all such information regarding the Company's business and the Company's subsidiaries, affiliates, and related entities compiled by or obtained by, or furnished to, Employee while Employee was employed by or associated with the Company, is confidential, proprietary information and the Company's exclusive property.

                  (b) Employee will not, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the Company or commenting adversely on the character or business reputation of the Company, except as required by law.

         9. Notices. For all purposes of this Agreement except Paragraph 6 of this Agreement, all communications provided for herein will be in writing and will be deemed to have been duly given when delivered, addressed (a) to the Company (to the attention of Senior Vice President, General Counsel) at its principal executive offices located at 41 South High Street, Suite 2410, Columbus, Ohio 43215, and (b) to Employee, at Employee's last known principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address will be effective only upon receipt.

         10. Construction. This Agreement is governed by and will be construed in accordance with the laws of the State of Ohio.

         11. Breach. Employee agrees that if Employee violates any part of this Agreement, Employee will be responsible for all costs incurred by the Company that flow from that violation, including the Company's legal fees and other costs associated with any legal action that arises from that violation. Employee also agrees that if Employee violates any part of this Agreement, Employee would not be entitled to the severance benefits provided for herein and will immediately repay to the Company the severance benefits previously paid by the Company to Employee under this Agreement.



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         12. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and will supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations, or warranties, whether oral or written, by any party hereto of a party's representatives pertaining to such subject matter.

         13. Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity and enforceability of any other provisions of this Agreement, which will remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed multiple copies of this
Agreement, each of which shall constitute an original, but all of which, when taken together, will constitute the same document.


                                            /s/ MARK M. CULWELL
                                            -------------------------
                                            Mark M. Culwell

                                            Date: January 21, 1999




                                            LEXFORD RESIDENTIAL TRUST


                                            By: /s/ LESLIE B. FOX
                                                ------------------------
                                                Leslie B. Fox
                                                Executive Vice President

                                            Date: January 13, 1999



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